Exhibit 5.1

Simpson Thacher & Bartlett
icbc tower, 35th floor 3 garden road, central hong kong
telephone: +852-2514-7600 facsimile: +852-2869-7694

Direct Dial Number +852-2514-7660	E-mail Address dfertig@stblaw.com

July 21, 2025

Alibaba Group Holding Limited

26/F Tower One, Times Square

1 Matheson Street

Causeway Bay

Hong Kong

Ladies and Gentlemen:

We have acted as United States counsel to Alibaba Group Holding Limited, an exempted company with limited liability under the law of the Cayman Islands (the “Company”), in connection with the Registration Statement on Form F-4 (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended, relating to the issuance by the Company of up to US$1,000,000,000 aggregate principal amount of 4.875% Senior Notes due 2030 (the “2030 Notes”), up to US$1,150,000,000 aggregate principal amount of 5.250% Senior Notes due 2035 (the “2035 Notes”) and up to US$500,000,000 aggregate principal amount of 5.625% Senior Notes due 2054 (the “2035 Notes” and, together with the 2030 Notes and the 2035 Notes, the “Exchange Securities”). The Exchange Securities will be issued under an Indenture, dated as of November 26, 2024 (the “Base Indenture”), between the Company and Citibank, N.A., as trustee (the “Trustee”), as supplemented by a First Supplemental Indenture, dated as of November 26, 2024 (the “First Supplemental Indenture”), between the Company and the Trustee relating to the 2030 Notes, a Second Supplemental Indenture, dated as of November 26, 2024 (the “Second Supplemental Indenture”), between the Company and the Trustee relating to the 2035 Notes, and a Third Supplemental Indenture, dated as of November 26, 2024 (the “Third Supplemental Indenture” and, together with the First Supplemental Indenture and the Second Supplemental Indenture, the “Supplemental Indentures”, and each Supplemental Indenture, together with the Base Indenture, the “Indenture”), between the Company and the Trustee relating to the 2054 Notes. The Exchange Securities will be offered by the Company in exchange for an equal principal amount of the Company’s outstanding 4.875% Senior Notes due 2030, 5.250% Senior Notes due 2035 and 5.625% Senior Notes due 2054.

michael j.c.M. ceulen	marjory j. ding	daniel fertig	adam C. furber	YI GAO	MAKIKO HARUNARI	Ian C. Ho	JONATHAN HWANG	anthony d. king	Daniel a. mARGULIES	jin hYUK park	ANUJ J. SHAH	Erik p. wang	christopher k.s. wong

resident partners simpson thacher & bartlett, hong kong is an affiliate of simpson thacher & bartlett llp with offices in:

New York	Beijing	Boston	Brussels	Houston	London	Los Angeles	luxembourg	Palo Alto	SÃO PAULO	TOKYO	WASHINGTON, D.C.

Simpson Thacher & Bartlett
July 21, 2025	-2-

We have examined the Registration Statement and the Indenture (including the form of Exchange Securities set forth therein), which is an exhibit to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Simpson Thacher & Bartlett
July 21, 2025	-3-

In rendering the opinion set forth below, we have assumed further that (1) the Company is validly existing and in good standing under the law of the Cayman Islands and has duly authorized, executed, issued and delivered the Indenture and the Exchange Securities, as applicable, in accordance with its Amended and Restated Memorandum and Articles of Association and the law of the Cayman Islands, (2) the execution, issuance, delivery and performance by the Company of the Indenture and the Exchange Securities, as applicable, do not constitute a breach or violation of its Amended and Restated Memorandum and Articles of Association or violate the law of the Cayman Islands or any other jurisdiction (except that no such assumption is made with respect to the law of the State of New York) and (3) the execution, issuance, delivery and performance by the Company of the Indenture and the Exchange Securities, as applicable, do not constitute a breach or default under any agreement or instrument which is binding upon the Company.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that when the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture pursuant to the exchange offer described in the Registration Statement, the Exchange Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Simpson Thacher & Bartlett
July 21, 2025	-4-

Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) to the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights. In addition, we express no opinion as to the validity, legally binding effect or enforceability of Section 15.09 of the Base Indenture and Section 3.02 of each of the Supplemental Indentures relating to the severability of provisions of such indentures.

In connection with Section 15.13 of the Base Indenture whereby the parties submit to the jurisdiction of the courts of the United States of America in the State of New York, we note the limitations of 28 U.S.C. Sections 1331 and 1332 on subject matter jurisdiction of the U.S. federal courts. In connection with the provisions of Section 15.13 of the Base Indenture which relate to forum selection (including, without limitation, any waiver of any objection to venue or any objection that a court is an inconvenient forum), we note that under N.Y.C.P.L.R. Section 510 a New York State court may have discretion to transfer the place of trial, and under 28 U.S.C. Section 1404(a) a United States District Court has discretion to transfer an action from one U.S. federal court to another. We also note that the recognition and enforcement in New York State courts or U.S. federal courts sitting in the State of New York of a foreign judgment obtained against the Company is subject to the Uniform Foreign Money-Judgments Recognition Act (N.Y.C.P.L.R. Article 53 Section 5301, et seq.).

We do not express any opinion herein concerning any law other than the law of the State of New York.

Simpson Thacher & Bartlett
July 21, 2025	-5-

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT

SIMPSON THACHER & BARTLETT